Exhibit 4


                   Domaines Barons de Rothschild (Lafite) SCA
                              33, rue de la Baume
                                  75008 Paris
                                     France

                                                                  June 30, 2004

Board of Directors
The Chalone Wine Group, Ltd.
621 Airpark Road
Napa, CA 94558

Gentlemen:

     We are writing on behalf of ourselves ("DBR"), as well as Constellation Brands, Inc. ("CBI") and Huneeus Vintners LLC ("HVI", and together with ourselves and CBI, the "Partners"), in reference to the offer letter sent to you on May 17, 2004 (the "Offer Letter") proposing a business combination transaction to The Chalone Wine Group, Ltd. (the "Company").

     The Offer Letter stated that the proposal would remain open for your consideration until June 30, 2004. We hereby extend the duration of the proposal until July 31, 2004. The remaining terms of the Offer Letter remain in full force and effect.

                                     Very truly yours,

                                     DOMAINES BARONS DE ROTHSCHILD
                                     (LAFITE) SCA


                                     By: /s/ Eric de Rothschild
                                         ---------------------------
                                         Eric de Rothschild, Managing Director

SO ACKNOWLEDGED:

CONSTELLATION BRANDS, INC.


By:  /s/ Richard Sands
   -----------------------------------------
     Richard Sands, Chairman of the Board
     and Chief Executive Officer

HUNEEUS VINTNERS LLC


By:  /s/ Agustin Huneeus
   -----------------------------------------
     Agustin Huneeus, Manager